Exhibit 10.13

September 10, 2015

Eric J. Topol, M.D.

Scripps Translational Science Institute

3344 North Torrey Pines Court

Suite 300, Mail drop: SGM 300

LA Jolla, CA 92037

Re:	Board of Directors and Science and Technology Committee of MyoKardia, Inc.

Dear Eric:

MyoKardia, Inc. (the “Company”) is pleased to confirm its offer to you to serve as a member of the Board of Directors of the Company (the “Board”). Your appointment as a director will become effective on the date on which the Board formally approves your appointment (the “Start Date”), which will occur as soon as practicable after the execution of this letter agreement.

You will be entitled to be paid an annual cash retainer of $35,000 during your service on the Board, which will be payable quarterly in arrears and pro-rated for any partial year served. In addition, the Company will request that the Board approve the grant to you of a stock option (or at your request, a restricted stock grant on the same terms as the Director Option) to purchase 80,000 shares of common stock of the Company (the “Director Option”). The shares of common stock underlying the Director Option will vest monthly over a period of four years from the Start Date, subject to certain requirements, including your continued provision of services to the Company on each such vesting date.

Concurrently with your appointment to the Board, the Company will form a Science and Technology Committee (the “STC”), and you will be appointed as the initial Chairman of the STC. In addition to the above-described compensation for your service on the Board, you will be entitled to be paid an annual cash retainer of $15,000 during your service as Chairman of the STC, which will be payable quarterly in arrears and pro-rated for any partial year served. In addition, the Company will request that the Board approve the grant to you of a stock option (or at your request, a restricted stock grant on the same terms as the STC Option) to purchase 80,000 shares of common stock of the Company (the “STC Option”). The shares of common stock underlying the STC Option will vest monthly over a period of four years from the Start Date, subject to certain requirements, including your continued provision of services to the Company on each such vesting date. In all respects, both the Director Option and the STC Option will be governed by the Company’s 2012 Equity Incentive Plan (the “Plan”) and the applicable Non-Qualified Stock Option Agreement entered into between you and the Company pursuant to the Plan.

It is understood that you will serve at the pleasure of the Company and that either you or the Company may terminate your directorship at any time and for any reason without prior notice and without additional compensation to you. The Company will reimburse you for reasonable and necessary travel expenses incurred by you in furtherance of the Company’s business pursuant to Company policy. You will be solely responsible for payment of all governmental charges and taxes arising from your service to the Company as a director and a member of the STC.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any employer or any person, firm, or corporation which would prevent, limit, or impair in any way the performance by you of your duties as a director of the Company.

As you are aware, the Company is a Delaware corporation and, therefore, your rights and duties as a Board member are prescribed by Delaware law and the Company’s charter documents, as well as by the policies established by the Board from time to time. Upon the completion of the Company’s proposed initial public offering (“IPO”), the Company will also be subject to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market (“NASDAQ”). In addition, please note that, as a director, you will be subject to the corporate policies that the Company intends to adopt in connection with the IPO, including a Code of Business Conduct and Ethics and an Insider Trading Policy. Additionally, in connection with the planned IPO, the Board will establish three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and from time to time, the Board may establish additional committees to which it may delegate certain duties. As a member of the Board, you may be asked to serve on one or more of such committees, subject to the Board’s determination of your eligibility to serve on such committees from time to time.

This agreement shall be governed and construed in accordance with the Delaware General Corporation Law as to all matters within the scope thereof, and as to all other matters in accordance with the laws of the State of California.

Please indicate your acceptance of this offer to serve as a director of the Company and as Chairman of the STC by signing and dating the enclosed copy of this letter and returning it to the Company. We look forward to your joining the Board and the STC.

Very truly yours,

/s/ Tassos Gianakakos
Tassos Gianakakos
Chief Executive Officer

Acknowledged and Agreed:

/s/ Eric J. Topol
Eric J. Topol, M.D.

Date: 9/12/15

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